FORM OF STOCK GRANT AGREEMENT

COMMON STOCK GRANT AGREEMENT

This Common Stock Grant Agreement is made as of November       , 2010, between ThermoGenesis Corp., a Delaware corporation with principal office at 2711 Citrus Road, Rancho Cordova, California 95742 (the “Company”), and Nanshan Memorial Medical Institute with principal office at 26-08 Copley Ct., Free Hold, NJ 07728 (“Distributor”). The parties hereby agree as follows:

1. Grant of Stock. In connection with that certain Exclusive International Distributor Agreement made and entered into as of November       , 2010 (“Distribution Agreement”), between the Company and Distributor, and subject to the terms and conditions of this Agreement, the Company hereby grants to Distributor, and the Distributor hereby accepts,        (      ) shares of the Company’s Common Stock in consideration of Distributor meeting certain milestones more particularly described in the Distribution Agreement. The shares of Common Stock to be granted pursuant to this Agreement are collectively referred to herein as the “Shares.

2. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares being granted hereunder has been taken or will be taken prior to the delivery of the Shares, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

2.3 Valid Issuance of the Shares. The Shares when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, under applicable state and federal securities laws.

3. Representations and Warranties of Distributor. Distributor hereby represents and warrants that:

3.1 Organization, Good Standing and Qualification. The Distributor is a company duly organized and existing under the laws of the       , and has all requisite power and authority to carry on its business as currently conducted. The Distributor is duly qualified to transact business and has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Distributor.

3.2 Investment. Distributor is acquiring the Shares for Distributor’s own account, and not directly or indirectly for the account of any other person. Distributor is acquiring the Shares for investment purposes only and not with a view to distribution or resale thereof except in compliance with the Securities Act of 1933, as amended (the “Act”), and any applicable state laws regulating securities.

3.3 Access to Information. Distributor has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company. Distributor has had access to such financial and other information as is necessary in order for Distributor to make a fully informed decision as to investment in the Company, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Distributor has had access.

3.4 Pre-Existing Relationship. Distributor further represents and warrants that Distributor has either (i) a pre-existing relationship with the Company or one or more of its officers or directors consisting of personal or business contacts of a nature and duration which enable Distributor to be aware of the character, business acumen and general business and financial circumstances of the Company or any such officer or director with whom such relationship exists or (ii) such business or financial expertise as to be able to protect Distributor’s own interests in connection with the purchase of the Shares.

3.5 Speculative Investment. Distributor understands that Distributor’s acquisition of the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part.

3.6 Rule 144. Distributor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Distributor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale subject to the satisfaction of certain conditions. Distributor covenants that, in the absence of an effective registration statement covering the stock in question, Distributor will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with Distributor’s representations and covenants set forth in this Section 3. In connection therewith, Distributor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer securities on the books of the Company only to the extent not inconsistent therewith.

3.7 Authorization. This Agreement when executed and delivered by Distributor will constitute a valid and legally binding obligation of Distributor, enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

3.8 Restrictions on Transfer. Prior to any proposed sale, assignment, transfer or pledge of any of the Shares, (other than any transfer not involving a change in beneficial ownership) unless there is in effect a registration statement under the Act covering the proposed transfer, Distributor shall give written notice to the Company of Distributor’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such Distributor’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to the Company, whereupon Distributor shall be entitled to transfer such Shares in accordance with the terms of the notice delivered by Distributor to the Company provided that (i) Distributor is in full compliance with all of the terms and conditions of the Distribution Agreement, including, without limitation, the paying current of all outstanding accounts, prior to or concurrent with such a sale, assignment, transfer or a pledge.

4. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

4.1 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS PURSUANT TO THE TERMS OF THE COMMON STOCK GRANT AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY.

5. Miscellaneous.

5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

5.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of Distributor to purchase Shares shall not be assignable without the consent of the Company.

5.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Distributor or the Company and the closing of the transactions contemplated hereby.

5.4 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

5.5 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

5.6 Expenses.  The Company and Distributor shall bear their own expenses and legal fees incurred on its or Distributor’s behalf with respect to this Agreement and the transactions contemplated hereby.

5.7 Counterparts. This Agreement may be executed in any number of counterparts all of which together shall constitute one instrument.

5.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	DISTRIBUTOR:
ThermoGenesis Corp.	Nanshan Memorial Medical Institute
By:	By:

Name: Matthew T. Plavan Title: CFO & EVP, Business Development	Name: Daniel Lu Title: President